Exhibit 99.1
Contact:
Kearstin Patterson
Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com

BioMimetic Therapeutics, Inc. Highlights Commercial and
Product Development Activities during AAOS

Franklin, Tenn. – February 17, 2011 – BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today announced highlights from its analyst and investor meeting which was held on Thursday, February 17 in San Diego, CA in conjunction with the American Academy of Orthopedic Surgery (AAOS) Annual Meeting.  The BioMimetic management team provided updates regarding the Company’s May 12, 2011 Orthopedic and Rehabilitation Devices Panel Meeting to review the Premarket Approval (PMA) application for Augment™ Bone Graft for the treatment of foot and ankle fusions in the U.S. The Company also released results of its pre-clinical study of interbody lumbar spine fusion and provided updates on other product development activities.

Pre-clinical Updates

The purpose of the spine fusion study was to determine the ability of Augment Bone Graft and Augment™ Injectable Bone Graft to promote interbody fusion (bony bridging) of the L2/L3 and L4/L5 vertebral bodies in an ovine spinal fusion model with the goal of demonstrating comparable interbody fusion between autograft and the Augment™ products. Each group received an un-instrumented, double-level, lateral interbody lumbar spinal fusion procedure using a polyether ether ketone (PEEK) spacer to deliver the graft materials.  The four-arm study included treatment with an empty PEEK spacer, iliac crest autograft, Augment Bone Graft and Augment Injectable Bone Graft.  The 44 fusion sites were assessed by microCT and histolologic analyses at 24 weeks.

The Augment Bone Graft treated specimens demonstrated the highest fusion scores of all groups evaluated. Augment Bone Graft significantly promoted interbody spine fusion as compared to empty PEEK spacers and showed equivalency to autograft, the gold standard in lumbar spine fusion procedures.  Augment Injectable also demonstrated equivalency to autograft. In humans, the Augment product candidates used in spine fusion procedures would spare the patient the increased pain and morbidity associated with harvesting autograft.

“These data continue to substantiate the promise of our recombinant protein technology to enhance healing,” said Dr. Samuel E. Lynch, president and CEO of BioMimetic Therapeutics. “Consistent with previous data, these results demonstrate that, when combined with tissue specific matrices, rhPDGF-BB is equivalent to autograft without the associated complications and has the potential to stimulate healing in a broad array of indications.  While still early, we believe, Augment holds significant promise as a new therapeutic option for the treatment of spine fusions.”

Clinical Trial Updates

At the meeting, the Company also provided updates on the status of the Augment Injectable North American pivotal study and the pilot trial evaluating AugmentTM Rotator Cuff Graft in Canada.  The U.S. Food and Drug Administration (FDA) approved the initiation of enrollment in the Company’s North American pivotal trial evaluating Augment Injectable in hindfoot fusion indications.  The Company is awaiting Institutional Review Board (IRB) approval and expects to initiate enrollment later this quarter. The study is expected to enroll 201 patients and be fully enrolled around the end of this year.  Follow up will be six months for effectiveness and 12 months for safety.  The PMA filing will be submitted with the final 12 month data.

The study is a randomized controlled non-inferiority trial comparing Augment Injectable to autograft, with the two treatments randomized 2:1, respectively.   The trial has been approved to enroll patients at 25 institutions.  The design leverages previous data generated in the Company’s North American Augment™ Bone Graft pivotal trial, which is under FDA review.

In the pilot trial assessing the safety and clinical utility of AugmentTM Rotator Cuff Graft for the repair of large rotator cuff tears, 13 patients have been treated to date.  The study is expected to enroll up to 30 patients with 20 patients receiving Augment Rotator Cuff plus standard suture repair and 10 patients receiving standard suture repair alone.  Enrollment should be complete in the third quarter with an interim data release in the first half of 2012.

Commercialization Updates

Additionally, BioMimetic introduced Mr. Scott Ludecker who joined the company in February 2011 as vice president of global sales and marketing.  Previously, he served as senior vice president of the lower limb business unit for Small Bone Innovations (SBi), a company he joined in June of 2005, where he oversaw sales and marketing functions in the company’s rapidly expanding lower extremity businesses.  Prior to joining SBi, Mr. Ludecker served in a variety of sales and marketing leadership positions with Smith and Nephew’s orthopaedics trauma division for five years.  Throughout his career Mr. Ludecker, has demonstrated strong leadership skills and experience in building high performance sales and marketing organizations in the orthopedic industry.

“The initiation of the Augment Injectable North American pivotal trial for our second orthopedic product candidate is a major milestone on the path to realizing the full potential of our rhPDGF-BB platform technology,” continued Dr. Lynch. “Augment Injectable offers enhanced handling characteristics for the surgeon enabling precise delivery to the bone wound site in open surgical, minimally invasive and percutaneous settings.  Additionally, we are pleased with the recent hire of Scott Ludecker who will oversee our sales and marketing activities. His expertise and relationships in the lower extremities’ space will be an asset as we move closer toward the potential approval and commercialization of Augment Bone Graft.”

For guests not able to attend the analyst and investor meeting, a live audio webcast of the presentation is available at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=196896&eventID=3586713 and on the Company’s website at www.investor.biomimetics.com.
About BioMimetic Therapeutics

BioMimetic Therapeutics (NASDAQ: BMTI) is a biotechnology company specializing in the development and commercialization of innovative bioactive products to promote the healing of musculoskeletal injuries and diseases, including orthopedic, spine and sports injury applications. All products developed by BioMimetic are based upon recombinant human platelet-derived growth factor (rhPDGF-BB) platform technology, which is a synthetic form of PDGF, one of the body's principal agents to stimulate and direct healing and regeneration. Through the commercialization of this patented technology, BioMimetic seeks to become the leading company in the field of regenerative medicine by providing new treatment options for the repair of bone, cartilage, tendons and ligaments, thus helping patients recover faster from their orthopedic injuries.

In 2005, BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration. Additionally, BioMimetic Therapeutics has completed and continues to sponsor clinical trials with its three lead product candidates Augment™ Bone Graft, Augment™ Injectable Bone Graft, and Augment™ Rotator Cuff Graft in multiple orthopedic and sports medicine indications including the treatment of foot and ankle fusions, the stimulation of healing of fractures of the wrist, and the surgical treatment of rotator cuff tears.  In November 2009, BioMimetic received approval from Health Canada to begin marketing Augment Bone Graft as an alternative to the use of autograft, the current gold standard in bone grafting, in foot and ankle fusion indications in Canada. In May 2010, the Company’s Pre-Market Approval (PMA) application for the approval of Augment Bone Graft was filed with the FDA, and the Company anticipates approval for this product in the United States in 2011.

GEM 21S is a trademark of Luitpold Pharmaceuticals, Inc., who now owns this dental related product and markets it through its Osteohealth Company in the United States and Canada.

For further information contact Kearstin Patterson, director of corporate communications, at 615-236-4419.